Exhibit 5.1

Rentokil Initial plc Compass House Manor Royal Crawley West Sussex RH10 9PY

London

Freshfields Bruckhaus Deringer llp

100 Bishopsgate
London EC2P 2SR

T   +44 20 7936 4000 (Switchboard)

      +44 20 7427 3058 (Direct)

F   +44 20 7108 3058

LDE No 23

E    jennifer.bethlehem@freshfields.com

www.freshfields.com

Doc ID

Document1/0

Our Ref

JXB

17 August 2022

Dear Sir/Madam

Proposed acquisition by Rentokil Initial plc (the Company) of Terminix Global Holdings, Inc.

(Terminix) (the Transaction)

Introduction

1.	We are acting as advisers as to English law to the Company, a public limited company incorporated under the laws of England and Wales with company number 05393279 and its registered office at Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, UK, in relation to the acquisition by a subsidiary of the Company of the entire common stock of Terminix, which will be effected through a statutory merger pursuant to the laws of Delaware in accordance with the terms of the agreement and plan of merger between the Company, Rentokil Initial US Holdings, Inc., Leto Holdings I, Inc., Leto Holdings II, Inc. and Terminix dated 13 December 2021, as amended from time to time (the Merger Agreement).

2.	The consideration for the Transaction is to be satisfied, among other things, by the issue of up to 654,450,289 new ordinary shares in the capital of the Company (the Consideration Shares) to be admitted to trading on the London Stock Exchange’s main market for listed securities (the Issuance), each such Consideration Share to be represented by one-fifth of an American depositary share.

3.	In connection with the Transaction, the Company and Terminix will file a joint registration statement on Form F-4 (the Registration Statement) with the Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority (SRA no. 484861). For further regulatory information please refer to www.freshfields.com/support/legal-notice.

A list of the members (and of the non-members who are designated as ‘partners’) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR. Any reference to a ‘partner’ means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any associated firms or entities.

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Documents Reviewed

4.	In connection with the Issuance, we have examined the documents listed in Schedule 3 to this opinion (the Documents). Unless explicitly stated in this opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it. Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Nature of Opinion and Observations

5.	(a)	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. A reference in this opinion to any law or statutory provision is to it as amended.

(b)	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)	We should also like to make the following observations:

(i)	Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable;

(ii)	Engagement Letter: we have carried out our legal work relating to the Issuance (including the provision of this opinion) on the basis of our engagement letter entered into with you;

(iii)	Tax: we express no opinion in respect of the tax treatment of, or of the transactions contemplated by, the Issuance.

Opinion

6.	On the basis stated in paragraphs 5 and 5, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any matters not disclosed to us, we are of the opinion that the issue of the Consideration Shares by the Company in connection with the Transaction will be duly and validly authorised and, when issued pursuant to the terms of the Merger Agreement, the Consideration Shares will be duly and validly issued and fully paid and no further amounts will be payable to the Company in respect thereof.

Benefit of Opinion

7.	This opinion is addressed to you solely for your own benefit in relation to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose, except that we consent to the filing of this opinion as an exhibit to the Registration Statement. Having requested production of this opinion and in order to rely on its contents, you agree to be bound by its terms.

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Consent

8.	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Freshfields Bruckhaus Deringer LLP under the heading “Legal Matters” in the Registration Statement and in the related proxy statement/prospectus contained therein. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Governing Law

9.	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully

Freshfields Bruckhaus Deringer LLP

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Schedule 1
Assumptions

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: (A) the genuineness of all signatures, (B) that a signatory has personally signed each Document either (i) by hand (a wet ink signatory); or (ii) by adding an image of their signature to an electronic version of the Documents; or (iii) by adding their signature to an electronic version of the Documents on a web-based electronic signing platform (an e-platform) contemplated by the parties and their legal advisers; or (iv) by using a mouse, finger, stylus or similar to sign their name in an electronic version of the Documents on a touchscreen device such as an iPad (each signature referred to in (ii) to (iv) an e-signature, and each signatory referred to in (ii) to (iv) an e-signatory), and (C) the genuineness of all stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all Documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)	Virtual signing using email and/or PDFs: that the parties have complied with the procedures for counterpart signature and delivery of the Documents and that such parties have validly authorised the attachment of their respective signature pages to the final text of the Documents;

(d)	Confirmation by legal adviser: in any case where the legal adviser of a party to the Documents has attached and released the signature page of such party’s counterpart of a Document, that such legal adviser had all necessary authority from such party to do so;

(e)	Drafts: that, where a Document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

(f)	Corporate authority: in relation to the Company:

(i)	that the Certificate of Incorporation and Certificate of Incorporation on Change of Name in the forms referred to in paragraph Schedule 3(c) of Schedule 3 and the Articles of Association of the Company in the form referred to in paragraph Schedule 3(d) of Schedule 3 are in force at the date hereof and will continue to be in force in those forms at the time of the Issuance;

(ii)	that a general meeting of the Company will be held in due course (the General Meeting), inter alia, for the Company’s shareholders to vote on and approve the Transaction and the issue of the Consideration Shares, that such General Meeting will be duly convened, the relevant policies and procedures of the Company in connection therewith will be complied with and a quorum of shareholders will be present throughout, that resolutions will be duly passed at the General Meeting to authorise the directors to issue and allot the Consideration Shares and that at the time of the Issuance such resolutions will not have been amended, revoked or rescinded and will be in full force and effect; and

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(iii)	that a meeting of the board of directors of the Company or a committee thereof will be duly convened and held, inter alia, to resolve to allot and issue the Consideration Shares, that all relevant policies and procedures of the Company in connection therewith will be complied with, that a quorum of properly appointed directors of the Company (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) will be present throughout, that resolutions in which the directors will resolve to issue and allot the Consideration Shares and which will authorise them to take all other actions necessary in relation to the Issuance will be properly passed at such meeting, that all provisions contained in the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote will be duly observed and that at the time of the Issuance such resolutions will not have been amended, revoked or rescinded and will be in full force and effect;

(g)	Directors’ duties: that the directors of the Company, in authorising execution of the Documents and the allotment and issue of the Consideration Shares, will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(h)	Other parties - corporate capacity/approval: that each of the parties to the Documents (other than the Company) has the necessary capacity and corporate power to execute, deliver and perform the Documents and that the Documents have each been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of the Company, the laws of England);

(i)	Validity under other laws: that the Documents constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, the laws of England) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to: (i) the obligations or rights of any of the parties under the Documents; or (ii) any of the transactions contemplated by the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(j)	No escrow: that the Documents have been delivered by the parties and are not subject to any escrow or other similar arrangement;

(k)	No amendments: that the Documents have not been amended, terminated, rescinded or varied, that there has been no breach of any of their provisions by any of the parties thereto which would affect the opinions expressed in this opinion and that the Documents are not affected in any way by any relevant provisions of any other document or agreement (other than any of the documents listed in Schedule 3) or any course of dealings between the parties thereto;

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(l)	Unknown facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(m)	Arm’s length terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(n)	Company search: that the information revealed by our search (carried out by us or by Legalinx Limited trading as GlobalX on our behalf on 3 August 2022) of the public documents of the Company kept at Companies House in Cardiff and accessible online (the Company Search): (i) was accurate in all respects and has not since the time of such searches been altered; and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(o)	Winding-up enquiry: that the information revealed by our search (carried out by us or by Legalinx Limited trading as GlobalX on our behalf on 3 August 2022) of the Central Registry of Winding-up Petitions (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(p)	Bad Faith, fraud, duress: the absence of bad faith, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting ourselves);

(q)	Authorisation under the FSMA: that each person dealing with the Company in connection with the Transaction which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000 (the FSMA)) is an authorised person or an exempt person for the purposes of the FSMA;

(r)	Financial promotions: that any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue of the Consideration Shares has only been communicated or caused to be communicated in circumstances in which there has been no breach of section 21(1) of the FSMA;

(s)	Financial crime, national security and investment, antitrust and criminal cartel, sanctions and human rights etc.: that the parties to Documents and all parties representing them have complied (and will continue to comply) with all applicable anti-terrorism, national security and investment, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, anti-subsidy, sanctions, pensions and human rights laws and regulations which may affect the Transaction or the Documents and that (where applicable) performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations; and

(t)	Filings: that all statutory notifications under the Companies Act 2006 in relation to the Consideration Shares, when issued, have been duly or will be made and valid entries will be made in the books and registers of the Company reflecting the Issuance.

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Schedule 2
Qualifications

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(ii)	an administration order has been made;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006;

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public record of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of: (1) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (2) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; (3) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London; and (4) a notice of a moratorium under Part A1 of the Insolvency Act 1986. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment or notice of a moratorium has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of: (i) an application for the making of an administration order; (ii) the filing of a notice of intention to appoint an administrator; (iii) the filing of a notice of appointment of an administrator; or (iv) the filing of a notice of a moratorium, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

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(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry of Winding-up Petitions, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 and details of a notice of moratorium under Part A1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994; and

(c)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

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Schedule 3

(a)	a copy of the Registration Statement;

(b)	a copy of the Merger Agreement;

(c)	copies of the Company’s Certificate of Incorporation dated 15 March 2005 and Certificate of Incorporation on Change of Name dated 21 June 2005 certified to be true and correct copies; and

(d)	a copy of the Articles of Association of the Company, certified to be a true and correct copy as at the date hereof.